Exhibit 10.6

English Translation of
Employment Agreement

Party A: Jinjiang Chengchang Shoes Co., Ltd.
Party B: Cansheng Li

In accordance with the Chinese Labor Contract Laws, the parties reach the following agreements:

1.  Term of the Contract: February 15, 2010 to February 15, 2011

2.   Scope of the Work: Party B will serve as the chief executive officer of Party A. Party A has the right to change Party B’s position and work scope as it deems necessary, Party B shall not object to such change without proper cause. Party B agrees to accomplish his work on timely basis in accordance with work scope and responsibility as requested by Party A.

3.   Work Time and Vacation: Party A shall comply with the applicable laws and regulations regarding work time and has right to adjust Party B’s work time based on his work scope. Due to the specialty of the Party A’s industry, Party A may, if required for work purposes, adjust Party B’s working schedule, working time and break, Party B agrees to act in accordance with Party A’s request.

4.   Compensation: RMB 10,000 per month. Party A shall have the right to adjust Party B’s salary based on his performance, tenure, change of position, etc.

5.   Social Insurance: both Parties shall participate in the social insurance in compliance with the applicable laws and regulation. For the part of the social insurance that should be paid by individual, Party A can withhold such payment from Party B’s salary. Upon termination of this employment agreement, Party A shall transfer Party B’s employee record and social insurance, provide necessary documents related to such termination of employment agreement in accordance with the applicable laws and regulation. Party B shall timely transfer work related materials as required.

6.   Labor protection, working conditions and protection against occupational hazards: Party A shall provide the labor protection and work condition as required by the applicable law and regulations; protect Party B against occupational hazards; and provide Party B with necessary trainings.

7.   Miscellaneous: Party B shall comply with Party A’s confidentiality rules. Supplemental insurance and welfare shall be made in accordance with Party A’s salary and welfare policy. Salary shall be paid at the next month.

8.   Amendment: this agreement can be amended only with consent of both Parties in writing. Any amendment to the employment agreement shall be done through signing the “Amendment to Employment Agreement.” Such amendment shall have the same legal enforceability as the employment agreement itself.

9.   Termination and Renewal: the termination, expiration and renewal of this agreement shall be governed by the applicable national, provincial and municipal rules and regulations.

10.   Dispute: if the parties have dispute regarding this agreement, the parties may apply for mediation through Party A’s labor dispute mediation committee; if the parties fail to resolve the dispute through mediation, the parties may submit written application to the local labor dispute arbitration commission within the time period permitted by the applicable regulation; if either parties refuse to accept such decision, such party may bring action at the local people’s court within 15 days from the receipt of the arbitration decision.

11.   Any matter not set forth in this employment agreement shall be resolved in accordance with the applicable laws and regulations or through negotiation by the parties. If any provision of this employment agreement conflicts with the new laws and regulations, the new laws and regulations prevail.

12.   This employment agreement has two copies and each party holds one copy.

Party A: Jinjiang Chengchang Shoes Co., Ltd.
(SEAL)

Party B: Cansheng Li
/s/ Cansheng Li